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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into this the 7th day of November, 1999 by and between First Charter Corporation ("First Charter") a North Carolina corporation, and James E. Burt, III ("Executive"), an individual residing in Lincoln County, North Carolina, and shall become effective upon the effective time of the merger (the "Merger") of Carolina First BancShares, Inc. ("Carolina First") with First Charter;

         WHEREAS, Executive has been employed by Carolina First since June 1, 1990 and has served as the President of Carolina First since June 1, 1990 and as Chief Executive Officer of Carolina First since December 1, 1998;

         WHEREAS, pursuant to an Agreement and Plan of Merger by and between First Charter and Carolina First (the "Merger Plan"), of even date herewith, Carolina First will enter into the Merger, with First Charter as the survivor corporation;

         WHEREAS, First Charter desires to employ Executive, with such employment to commence on the effective date of the merger as defined in the Merger Plan (the "Commencement Date"), and Executive desires to accept such employment and serve as an executive of First Charter and its wholly owned subsidiary, First Charter National Bank (the "Bank") in accordance with the terms of this Agreement;

         WHEREAS, following the Employment Term (as defined in Section 4 below), First Charter desires to hire Executive as a consultant, and Executive desires to accept such consulting engagement in accordance with the terms of this Agreement and any other terms and conditions that may be mutually agreed to by the Parties; and

         WHEREAS, Executive has or will become familiar with First Charter's and the Bank's products, relationships, trade secrets and confidential information relating to First Charter's, the Bank's and their respective customers' business, products, processes and developments and may generate or have generated confidential information, First Charter wishes to protect its long-term interests by having Executive enter into certain non-disclosure and non-competition covenants;

         NOW, THEREFORE, in consideration of the terms contained herein, including the compensation First Charter agrees to pay to Executive upon certain events, Executive's employment with First Charter, Executive's covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, First Charter and Executive agree as follows:

         1. EMPLOYMENT DUTIES.

                  a. During the Employment Term (as defined in Section 4 below), First Charter hereby employs Executive, and Executive hereby agrees to serve, as Executive Vice President of First Charter. As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of, and consistent with Executive's position as Executive Vice President of First Charter and will report directly to the Board of Directors (the "Board") of First Charter unless the Board directs the Executive to report to the President and Chief Executive Officer of First Charter. Executive shall also



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         perform the duties and exercise the powers and functions that from time to time may be assigned or vested in him by the Board and/or the Board of Directors of First Charter's subsidiaries in relation to: (i) First Charter; and/or (ii) any subsidiary or affiliated company of First Charter. Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 1.d., agrees to devote substantially all of his business time, attention and efforts to promote and further the business of First Charter and the Bank.

                  b. Executive shall faithfully adhere to, execute and fulfill all lawful requests, instructions and policies made by the Board or its authorized agent(s).

                  c. Between the date of this Agreement and the Commencement Date the Board of the Bank will take any and all measures necessary to have Executive elected Chairman of the Board of the Bank to take effect on or with a reasonable time following the Commencement Date, and Executive agrees to accept such election and to serve as the Chairman of the Board of the Bank. Executive shall serve as the Chairman of the Board of the Bank during the Employment Term (as defined in Section 4 below). In addition, the Board of the Bank will take any and all measures necessary to have Executive elected to serve as a member of the Board of First Charter during the Term of Agreement (as defined in Section 4 below).

                  d. Except as specifically authorized in advance by the Board, Executive shall not, during the Employment Term (as defined in Section 4 below), be engaged as an employee or otherwise in any other business or commercial activity pursued for gain, profit or other pecuniary advantage, except for the management of personal and family investments. The foregoing limitations also shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 9 hereof, provided, however, that during the Employment Term (as defined in Section 4 below), Executive may not beneficially own the stock or options to acquire stock totaling more than 5% of the outstanding shares of any corporation or entity, or otherwise acquire or agree to acquire a significant present or future equity or other proprietorship interests, whether as a stockholder, partner, proprietor, or otherwise, with any enterprise, business or division thereof, that is engaged in Competitive Activity (as defined in Section 9 below) with First Charter and/or the Bank.

         2. COMPENSATION. For all services rendered by Executive during the Employment Term (as defined in Section 4 below), First Charter shall compensate Executive as follows:

                  a. BASE SALARY. During the Employment Term (as defined in
         Section 4 below), and for services rendered under this Agreement, First Charter will pay Executive a semi-monthly base salary equal to that amount paid to the highest compensated officer of First Charter and its subsidiaries who reports directly to the Chief Executive Officer of First Charter (the "Base Salary"), such compensation shall be payable on a regular basis in


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         accordance with First Charter's standard payroll procedures but not less than monthly, less applicable deductions required by law.

                  b. BONUS. In addition to the Base Salary set forth above, during the Employment Term (as set forth in Section 4 below) and as long as Executive remains actively employed by First Charter, Executive will receive an annual bonus equal to that amount paid to the highest compensated officer of First Charter and its subsidiaries who reports directly to the Chief Executive Officer of First Charter (the "Bonus"), such Bonus shall be payable in accordance with First Charter's standard bonus policy.

                  c. EXECUTIVE PERQUISITES, BENEFITS AND OTHER COMPENSATION. During the Employment Term (as defined in Section 4 below), Executive shall be entitled to receive additional benefits and compensation from First Charter in such form and to such extent as specified below:

                           i. Payment of all or a portion of premiums for
                  coverage for Executive and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans covering executive officers of First Charter and its subsidiaries as may be in effect from time to time. Benefits provided to Executive under this Section 2.c.i. will require Executive to pay the same proportion of premiums for, and shall provide benefits at least equal to, the benefits then provided to First Charter's other executive employees.

                           ii. Reimbursement for all business travel and other
                  out-of-pocket expenses reasonably incurred by Executive in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with First Charter's expense reporting policy.

                           iii. First Charter shall provide Executive with other
                  employee perquisites as may be available to or deemed appropriate for Executive by the Board and participation in all other company-wide employee benefits, including but not limited to, any qualified and/or nonqualified retirements plans sponsored by First Charter, as such are available from time to time. Such current additional perquisites are listed on Schedule A, which is attached hereto and incorporated herein, and may be amended from time to time in the discretion of the Board..

                           iv. Schedule B, which is attached hereto and
                  incorporated herein, lists those other supplemental benefits in which Executive is currently entitled to participate, and may be amended from time to time with the consent of the parties. Such benefits will include, without limitation, Executive's existing Deferred Compensation Agreements with Carolina First, which First Charter hereby expressly assures and agrees to honor in accordance with their terms.


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         3. CONSULTANT PERIOD. During the Consultant Period (as defined in
Section 4 below), and unless otherwise mutually agreed to by the Parties in writing, Executive will devote up to twenty (20) hours per month to providing consultation services as mutually agreed to by the parties to First Charter. During the Consultant Period Executive will be paid $6,250.00 per month, equivalent to $75,000.00 per year ("Consultant Compensation"). Such payment shall be payable to Executive on or before the 1st day of the month following the month such services are rendered. Commencing on August 1, 2003, and continuing on each August 1st of each year of the Consultant Period, Executive's Consultant Compensation shall be increased by ten percent (10%). The Executive, during the Consultant Period, shall at his own expense be entitled to participate in First Charter's health, hospitalization, disability and other health and wellness programs to the fullest extent permitted by such programs.

         4. TERMS. The term of this Agreement shall begin on the Commencement Date and continue until July 31, 2007, unless terminated sooner as hereinafter provided in Section 5 below (the "Term of Agreement"). The term of Executive's employment by First Charter shall begin on the Commencement Date and continue until July 31, 2002, unless terminated sooner as hereafter provided in Section 5 below (the "Employment Term"). The term of the Executive's consulting for First Charter shall begin on the day following the last day of the Employment Term and continue until July 31, 2007, unless terminated sooner as hereinafter provided in Section 5 below (the "Consultant Period").

         5. TERMINATION. The Term of Agreement, Employment Term and/or Consultant Period shall terminate immediately upon the occurrence of any of the following events: (a) immediately upon the retirement or death of Executive; (b) upon the end of the time period specified in the First Charter Corporation Comprehensive Stock Option Plan following the Disability of Executive (as defined below); (c) upon the effective date of Resignation by Executive Without Good Reason (as defined below); (d) upon the effective date of Resignation by Executive For Good Reason; (e) upon the 60th day following the date the Board gives Executive notice of Termination Without Cause (as defined below); or (f) upon the close of business on the date the Board gives Executive notice of Termination for Cause (as defined below).

                  a. RETIREMENT. "Retirement by Executive" shall mean any voluntary retirement by Executive with the consent of the Board.

                  b. DISABILITY. "Disability" shall mean Executive is "disabled", as that term is defined in the First Charter Corporation Comprehensive Stock Option Plan, such that he is unable to perform the essential functions of his position with First Charter. Executive agrees to submit such medical evidence to First Charter regarding his disability as is reasonably requested by the Board.

                  c. RESIGNATION WITHOUT GOOD REASON. "Resignation Without Good Reason" shall mean any voluntary termination or resignation by Executive for any reason other than retirement or "Resignation for Good Reason". Executive is required to give at least 60 days advance written notice of Resignation Without Good Reason to the Board, and First Charter is entitled upon receiving such notice, in its discretion, to accept such resignation as effective on: (i) the resignation date proposed by Executive, or (ii) such


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         other earlier date designated by First Charter. In addition, First
         Charter will be required to pay Executive his regular salary/compensation and benefits only through Executive's final resignation date as agreed to or revised by the Board, regardless of whether Executive is actually permitted to perform any services for First Charter during that period.

                  d. RESIGNATION FOR GOOD REASON. "Resignation For Good Reason" shall mean any voluntary termination or resignation by Executive for:
         (i) a material reduction in Executive's position, duties, responsibilities or status, or a change in Executive's title resulting in a material reduction in his responsibilities or position with First Charter, in either case without Executive's consent, but excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly by First Charter after receiving notice from Executive and further excluding any such reductions or changes made in good faith to conform with generally accepted industry standards for Executive's position; (ii) a reduction in the rate of Executive's Base Salary, Consultant Compensation or a decrease in any Bonus to which Executive was entitled pursuant to the First Charter Corporation Executive Incentive Plan or incentive plans at the end of the most recently concluded fiscal year, in either case without Executive's consent; provided, however, that a decrease in Executive's Bonus amount shall not constitute "Good Reason" and nothing herein shall be construed to guarantee such bonus awards if performance, either by First Charter or Executive, is below such targets as may reasonably and in good faith be set forth in the First Charter Corporation Executive Incentive Plan or other incentive arrangements; or (iii) the relocation of Executive, without his consent, to a location outside a fifty (50) mile radius of Concord, North Carolina. Executive is required to give written notice of Resignation For Good Reason to the Board, and First Charter is entitled upon receiving such notice, in its discretion, to accept such resignation as effective on the resignation date proposed by Executive, or such other earlier date designated by the Board. In addition, First Charter will be required to pay Executive his regular salary and benefits only through Executive's final resignation date as agreed to or revised by the Board, regardless of whether Executive is actually permitted to perform any services for the First Charter during that period.

                  e. TERMINATION WITHOUT CAUSE. "Termination Without Cause" shall mean any termination of the employment or consultancy of Executive by First Charter for any reason other than termination due to the retirement or death of Executive, "Disability" or "Termination for Cause".

                  f. TERMINATION FOR CAUSE. "Termination for Cause" shall mean termination of the employment or consultancy of Executive by First Charter as a result of: (i) the willful and continued failure of Executive to perform substantially Executive's duties with First Charter (other than as a result of incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board of Directors of First Charter which specifically identifies the manner in which such Board believes the Executive has not substantially


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         performed his duties; (ii) the willful engaging by Executive in illegal conduct or grossly negligent or willful misconduct which is materially and demonstrably injurious to First Charter or the Bank; or (iii) Executive becomes ineligible to serve as an officer or director of a depository institution or a depository institution holding company as a result of any action by a regulatory or governmental agency.

                  For purposes of this provision, no act or failure to act on the part of Executive shall be considered "willful" unless it is done or admitted to be done by Executive in bad faith or without reasonable belief that Executive's act or omission was in the best interests of First Charter. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of First Charter or the Bank or based upon the advice of counsel for First Charter or the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of First Charter.

                  The termination of employment of Executive shall not be deemed a "Termination for Cause" pursuant to subparagraphs (i) or (ii) of the first paragraph of Section 5(f) unless and until the Executive has received a resolution of the Board of First Charter adopted by affirmative vote of not less than two-thirds of the entire Board of First Charter at a meeting duly called and held for such purpose upon reasonable notice to Executive and where the Executive is given an opportunity, together with counsel, to be heard before such Board of First Charter, finding that in the good faith opinion of such Board, Executive has engaged in the conduct described in subparagraphs (i) or
         (ii) of the first paragraph of Section 5(f) and specifying in particular the details thereof.

         6. RIGHTS UPON TERMINATION. Following the termination of the Term of Agreement for any reason, except for the payment of any earned but unpaid Base Salary or Consultant Compensation if any, due at the time of termination of the Employment Term and Executive's general right to elect certain coverage continuation under COBRA, and except for any payments which may be due as set forth in this Section 6 and Section 7 below, Executive shall not be entitled to receive any additional compensation, wages, bonuses, incentive pay, commissions, severance pay, consideration and/or benefits of any kind from First Charter and/or the Bank hereunder upon the termination of the Term of Agreement, except that Executive will not forfeit any vested stock options or vested 401(k) or pension benefits with First Charter and the Bank, if any:

                  a. DEATH. If termination of the Employment Term or the Consultant Period occurs at any time due to the death of Executive, then Executive's personal representative shall be paid all earned but unpaid Base Salary, accrued Bonus, plus all Consultant Compensation that would have been paid to Executive under this Agreement had Executive completed the Term of Agreement (as those terms are described in Sections 2, 3 and 4). In addition, all supplemental benefits, awards, grants and options under any First Charter or Bank supplemental agreement, stock option or grant will be fully vested notwithstanding any other provision in such plan or grant. The Executive's personal representative shall at his or her own expense be entitled to participate in First Charter's


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         health, hospitalization, disability and other health and wellness programs to the fullest extent permitted by such programs.

                  b. DISABILITY. If termination of the Employment Term or the Consultant Period occurs at any time due to the Disability of Executive, then Executive shall be entitled to receive all earned but unpaid Base Salary, accrued Bonus and/or Consultant Compensation that would have been paid to Executive under this Agreement had Executive completed the Term of Agreement (as those terms are described in Sections 2, 3 and 4) less any amounts which Executive receives from First Charter's long-term disability plan. In addition, all supplemental benefits, awards, grants and options under any First Charter or Bank supplemental agreement, stock option or grant will be fully vested notwithstanding any other provision in such plan or grant.

                  c. TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. If termination of the Employment Term or the Consultant Period occurs at any time due to "Termination For Cause" by First Charter or due to "Resignation Without Good Reason" by Executive, then Executive shall be entitled only to receive all earned but unpaid Base Salary or Consultant Compensation, unreimbursed expenses and/or accrued, vested stock options and vested 401(k) or pension benefits through the effective date of the "Termination For Cause" or "Resignation Without Good Reason".

                  d. TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. If termination of the Employment Term or the Consultant Period occurs at any time due to termination by First Charter "Without Cause" or due to resignation by Executive "For Good Reason", then Executive shall be entitled to: (i) be paid all earned but unpaid Base Salary, accrued Bonus and/or Consultant Compensation that would have been paid to Executive under this Agreement had Executive completed the Term of Agreement (as those terms are described in Sections 2, 3 and 4); (ii) continuation of health and welfare benefit coverage (including coverage for Executive's dependents to the extent such coverage is provided by First Charter for its employees generally) under such plans and programs to which an Executive was entitled to participate immediately prior to the date of the end of his employment for the greater of the remainder of the Term of Agreement or two (2) years, provided such continued participation is possible under the terms and provisions of such plans and programs. In the event that participation in any such plan or program is barred, First Charter shall arrange to provide Executive with health insurance benefits at First Charter's expense for the greater of the remainder of the Term of Agreement or two (2) years with such benefits being substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. However, in no event will Executive receive from First Charter such health insurance benefits if and to the extent Executive receives comparable insurance from any other source; and (iii) acceleration of vesting of all supplemental benefits, awards, grants, and options under any First Charter or Bank supplemental agreement, stock option plan or grant notwithstanding any other provision in such plan or grant.


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                  e. RETIREMENT WITH THE CONSENT OF FIRST CHARTER. If Executive
         retires with the consent of First Charter, then Executive shall be entitled to receive all earned but unpaid Base Salary, accrued Bonus and/or Consultant Compensation (as those terms are described in Sections 2, 3 and 4) through July 31, 2007. In addition, all supplemental benefits, awards, grants and options under any First Charter or Bank supplemental agreement, stock option or grant will be fully vested notwithstanding any other provision in such plan or grant.

         7. TERMINATION FOLLOWING A CHANGE IN CONTROL.

                  a. CHANGE IN CONTROL. For purposes of this Section 7, "Change in Control" shall mean: (i) the consummation of a merger, consolidation, share exchange or similar transaction of First Charter with any other corporation as a result of which the holders of the voting capital stock of First Charter as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the sale or transfer (other than as security for obligations of First Charter) of substantially all the assets of First Charter; (iii) in the absence of a prior expression of approval by the Board of First Charter, the acquisition of more than 20% of First Charter's voting capital stock by any person within the meaning of
         Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a person, or group including a person, who beneficially owned, as of the date of this Agreement, more than 5% of First Charter's securities; (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of First Charter cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by First Charter's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (v) any other change in control of First Charter of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or the acquisition of control, within the meaning of Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended, or Section 602 of the Change in Bank Control Act of 1978, of First Charter by any person, company or other entity.

                  b. Upon Change of Control of First Charter, Executive will become immediately vested in any and all stock options and shares of restricted stock previously granted to him by First Charter notwithstanding any provision to the contrary of any plan under which the options or restricted stock are granted. Any accrued but ungranted stock options or restricted stock shall also be fully vested upon grant to Executive. Executive may exercise such options only at the times and in the method described in such options. All restrictions on shares of First Charter's stock granted under any plan shall lapse upon a Change of Control. First Charter will amend such options or plans in any manner necessary to facilitate the provisions of this Section 7.b.

                  c. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by First Charter to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms


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         of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the "Reduced Amount"). In that event, Executive shall direct which Payments are to be modified or reduced. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 7 shall be made by First Charter's regular independent accounting firm at the expense of First Charter or, at the election and expense of Executive, another nationally recognized independent accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon First Charter and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 7(c), could have been made without the imposition of the Excise Tax ("Underpayment"). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by First Charter to or for the benefit of Executive. In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 7.c shall be of no further force or effect.

                  d. Except as elected by Executive with the prior consent of First Charter, all payments provided for under this Section 7 shall be paid in cash (including the cash values of stock options or restricted stock, if any) from the general funds of First Charter, and no special or separate fund shall be established, and no other segregation of assets shall be made to assure payment, except as provided to the contrary in funded benefits plans. Executive shall have no right, title or interest whatsoever in or to any investments that First Charter may make to aid First Charter in meeting its obligations under this Section
         7. Nothing contained herein, and no action taken pursuant to the provisions hereof, shall create or be construed to create a trust of any kind or a fiduciary relationship between First Charter and Executive or any other person. To the extent that any person acquires a right to receive payments from First Charter hereunder, such right shall be no greater than the right of an unsecured creditor of First Charter.

         8. COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION.

                  a. Executive understands that his position with First Charter is one of trust and confidence because of Executive's access to trade secrets and confidential and proprietary business information. Executive pledges his best efforts and utmost diligence to protect and keep confidential the trade secrets and confidential or proprietary business information of First Charter.


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                  b. Unless required by First Charter in connection with his employment, and/or consultancy, or with First Charter's express written consent, Executive agrees that he will not, either during his employment and/or consultancy or for two years afterwards, directly or indirectly, use, misappropriate, disclose or aid anyone else in disclosing to any third party for Executive's own benefit or the benefit of another all or any part of any of First Charter's or its subsidiaries' trade secrets or confidential or proprietary information, whether or not the information is acquired, learned, or developed by Executive alone or in conjunction with others. Executive makes the same pledge with regard to the confidential information of First Charter's and its subsidiaries' customers, contractors, or others with whom First Charter or its subsidiaries have a business relationship.

                  c. Executive understands that trade secrets and confidential or proprietary information, for purposes of this Agreement, shall include, but not be limited to, any and all versions of First Charter's or its subsidiaries' computer software, hardware, and documentation; all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, account data, loan records, employee lists and salary/commission information, personnel matters, financial data, operating results, plans, contractual relationships, and projections for business opportunities for new or developing business of First Charter or its subsidiaries; and all other confidential or proprietary information, patents, ideas, know-how and trade secrets which are in the possession of First Charter or its subsidiaries, no matter what the source, including any such information that First Charter or its subsidiaries obtain from a customer, contractor or another party or entity and that First Charter treats or designates as confidential or proprietary information, whether or not such information is owned or was developed by First Charter.

                  d. Executive understands that First Charter expects him to respect any trade secrets and/or confidential information of any of Executive's former employers, business associates, or other business relationships. Executive also agrees to respect First Charter's express direction to Executive not to disclose to First Charter, its officers, or any of its employees any such information so long as it remains confidential.

         9. COVENANT NOT TO COMPETE. For and in consideration of this Agreement, the change in control protection contained herein and Executive's employment with First Charter, Executive agrees that, unless specifically authorized by First Charter in writing, Executive will not for a period of two (2) years from the earlier of Executive ceasing to perform service hereunder or the scheduled Term of Agreement has terminated or ended (whatever the reason for the end of the employment relationship):

                  a. Engage in any "Competitive Activity" (as defined below) within the "Restricted Territory" (as defined below);

                  b. Serve as an employee, director, owner, partner, contractor, consultant or agent of, or own any interest in (except for beneficially owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a "public" competitor), any


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         person, firm or corporation that engages in "Competitive Activity"
         within the "Restricted Territory"; or

                  c. Engage in any "Competitive Activity" with, for or towards or divert, attempt to divert or direct others to divert any business of First Charter from an existing First Charter customer, a joint venturer or other business partner of First Charter (hereinafter referred to as an "affiliate"), or from a potential customer identified through leads or relationships developed during the last two (2) years of Executive's employment with First Charter, within the "Restricted Territory."

         Furthermore, Executive will not during the Employment or Consultant Period, and for a period of three (3) years from the earlier of Executive ceasing to perform services hereunder or the scheduled Term of Agreement has ended, solicit or hire for employment or as an independent contractor any employee of First Charter, the Bank or any of First Charter's affiliates, or solicit, assist, induce, recruit, or assist or induce anyone else to recruit, or cause another person in the employ of First Charter, the Bank or any of First Charter's affiliates to leave his employment with First Charter, the Bank or First Charter's affiliate for the purpose of joining, associating, or becoming employed with any business or activity with which Executive is or expects to be directly or indirectly associated or employed.

         "Competitive Activity" means: (1) the business activities engaged in by First Charter during Executive's employment or consultancy with First Charter, including the sales, marketing, distribution and provision of banking, financial and insurance services or other products or services of the type of which Executive was involved during his employment or consultancy with First Charter; and/or (2) the performance of any other business activities competitive with First Charter and/or the Bank for or on behalf of any financial or insurance services entity.

         "Restricted Territory" means: (1) any county where First Charter or the Bank have offices upon the end of Executive's employment or consultancy with First Charter; and/or (2) the geographic area encompassing a fifty (50) mile radius of Concord, North Carolina.

         Executive further agrees that except with the express written consent of the Board, Executive will not engage in any Competitive Activity individually or with any entity or individual other than First Charter, the Board or its subsidiaries during the Term of Agreement.

         10. ACKNOWLEDGMENTS BY EXECUTIVE.

                  a. Executive acknowledges that the restrictions placed upon him by Sections 8 and 9 of this Agreement are reasonable given the nature of Executive's position with First Charter, the area in which First Charter markets its products and services, and the consideration provided by First Charter to Executive pursuant to this Agreement. Specifically, Executive acknowledges that the length of the Covenant Not to Compete in Section 9 is reasonable and that the definitions of "Competitive Activity" and "Restricted Territory" are reasonable.

                  b. Executive acknowledges that all of the provisions of the Agreement are fair and necessary to protect the interests of First Charter.

                  c. Executive understands that every provision of this Agreement is severable from each other provision of this Agreement. Therefore, if any provision of this Agreement, including but not limited to all provisions of Sections 8 and 9, is held invalid or unenforceable, every other provision of this Agreement will continue to be fully valid and enforceable. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable, Executive and First Charter agree that such provision shall be enforced to the extent reasonable under the circumstances and that all other provisions shall be enforceable to the fullest extent permissible by law. Executive and First Charter further agree that, if any court makes such a determination, such court shall have the power to reduce the duration, scope and/or area of such provisions and/or delete specific words and phrases by "blue penciling" and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.

                  d. Executive understands that his obligations under Sections 8 and 9 of this Agreement will continue whether or not his employment or consultancy with First Charter is terminated voluntarily or involuntarily, or with or without Cause or Good Reason.

         11. BREACH BY EXECUTIVE. Executive agrees that in the event of any breach or threatened breach of the provisions of Sections 8 and 9 hereof by Executive, First Charter's remedies at law would be inadequate, and First Charter shall be entitled to an injunction (without any bond or other security being required), restraining such breach, and costs and reasonable attorneys' fees relating to any such proceeding or any other legal action to enforce the provisions of this Agreement, but nothing herein shall be construed to preclude First Charter from pursuing any other remedies at law or in equity available to it for any such breach or threatened breach. Moreover, Executive also agrees that if Executive breaches any of Sections 8 or 9 above, Executive shall forfeit at the time of the breach the right to any additional future payments or benefits under this Agreement, except to the extent such benefits or payments are vested and earned, it being understood and agreed that all bonuses under this Deferred Compensation Agreement attached as Exhibit A have been fully earned and vested on the date of this Agreement. In such case, Executive and First Charter agree that the confidential information and non-compete obligations contained in this Agreement shall remain valid and enforceable based upon the consideration actually paid.

         12. ASSIGNMENT AND BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, Executive and First Charter and the Bank and their respective permitted successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the First Charter's prior written consent. First Charter will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of First Charter, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform all of First Charter's obligations under this

Agreement in the same manner and to the same extent that First Charter would be required to perform it if no such succession had taken place, and to perform all obligations to Executive as provided in Section 7. Failure of First Charter to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from First Charter in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date Executive's employment was terminated. As used in this Agreement, "First Charter" shall mean First Charter as defined herein and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 12 or that otherwise becomes bound by the all terms and provisions of this Agreement by operation of law.

         13. COMPLETE AGREEMENT. This Agreement replaces, upon the Commencement Date, Executive's employment agreement with Carolina First, except for Exhibit A, which is ratified and affirmed and shall remain in full force and effect as a fully earned and vested benefit of Executive. Executive has no oral representations, understandings or agreements with First Charter or any of its officers, directors or representatives inconsistent with this Agreement. This written Agreement, including the Exhibits and Schedules hereto, and the applicable provisions of the Merger Plan, is the final, complete and exclusive statement and expression of the agreement between First Charter and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of First Charter and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. The foregoing not withstanding, nothing contained herein shall be deemed to affect or limit Executive's rights under Exhibit A or to any stock options, stock appreciation rights, "STARs" or other Rights (as defined in the Merger Plan) all of which are or will be fully earned and vested as of the Commencement Date, and which will be assumed and honored by First Charter at such time.

         14. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

         To First Charter:          Laura Nelson Blalock
                                    SVP, Human Resources
                                    First Charter National Bank
                                    2353 Concord Lake Road, Suite 160
                                    Concord, North Carolina 28025

         To Executive:              James E. Burt, III
                                    208 Mockingbird Lane
                                    Lincolnton, North Carolina  28092

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt


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

requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this
Section 14.

         15. HEADINGS. The section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         16. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of North Carolina.


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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    /s/ Lawrence M. Kimbrough
                                    --------------------------------------------
                                    FIRST CHARTER CORPORATION

                                    Name:  Lawrence M. Kimbrough
                                    Title: President and Chief Executive Officer



                                    EXECUTIVE

                                    /s/ James E. Burt, III
                                    --------------------------------------------
                                    JAMES E. BURT, III


                                       15